Exhibit 10.26

Name of Grantee:	NAME
Number of Units subject to Award:	# of SHARES
Date of Grant:	GRANT DATE

INVENTIV GROUP HOLDINGS, INC.

2010 EQUITY INCENTIVE PLAN

2014 LONG TERM INCENTIVE PROGRAM

THESE PERFORMANCE CONTINGENT RESTRICTED STOCK UNITS AND ANY SECURITIES ISSUED UPON THE VESTING OF THESE PERFORMANCE CONTINGENT RESTRICTED STOCK UNITS ARE SUBJECT TO RESTRICTIONS ON VOTING AND/OR TRANSFER AND REQUIREMENTS OF SALE AND OTHER PROVISIONS AS SET FORTH IN THE STOCKHOLDERS AGREEMENT.

INVENTIV GROUP HOLDINGS, INC. STRONGLY ENCOURAGES YOU TO SEEK THE ADVICE OF YOUR OWN LEGAL AND FINANCIAL ADVISORS WITH RESPECT TO YOUR PERFORMANCE CONTINGENT RESTRICTED STOCK UNITS AND THE TAX CONSEQUENCES ASSOCIATED WITH THOSE UNITS.

RESTRICTED STOCK UNIT AGREEMENT

This agreement (this “Agreement”) evidences an award (the “Award”) consisting of Performance Contingent Restricted Stock Units (the “Units”) granted by inVentiv Group Holdings, Inc. (the “Company”) to the grantee specified above (the “Grantee”) pursuant to and subject to the terms of the inVentiv Group Holdings, Inc. 2010 Equity Incentive Plan (the “Plan”), which is incorporated herein by reference. Defined terms not otherwise defined herein shall have the meaning ascribed to them in the Plan.

1. Grant of the Units. The Company grants to the Grantee on the date of grant set forth above (the “Date of Grant”) an Award consisting of the right to receive, on the terms provided herein and in the Plan, one share of Stock of the Company with respect to each Unit forming part of the Award. Subject to adjustment pursuant to Section 7 of the Plan, the total number of Units subject to the Award is as set forth above (the “Total Number of Units”).

2. Meaning of Certain Terms. Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan. The following terms have the following meanings:

(a)

“Beneficiary” means the death beneficiary named in the written designation (in form acceptable to the Administrator) most recently filed with the Administrator by the Grantee prior to the Grantee’s death and not subsequently revoked, or, if there is no such designated beneficiary, the executor or administrator of the Grantee’s estate. An effective beneficiary designation will be treated as having been revoked only upon receipt by the Administrator, prior to the Grantee’s death, of an instrument of revocation in form acceptable to the Administrator.

(b)	“Change of Control” means any change in the ownership of the capital stock of the Company, if, immediately after giving effect thereto, (i) any Person (or group of Persons acting in concert) other than the Investors will have the direct or indirect power to elect a majority of the members of the Board or (ii) the Investors shall own less than 25% of the Equivalent Shares

(c)	“Earned Units” means the number of units with respect to which the financial performance targets set forth on Schedule A have been met and are therefore eligible for vesting upon a Vesting Event.

(d)	“Equivalent Shares” means at any date of determination, (i) as to any outstanding shares of Stock, such number of shares of Stock and (ii) as to any outstanding options, warrants or convertible securities, the maximum number of shares of Stock for which or into which such options, warrants, or convertible securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined).

(e)	“Investors” means Thomas H. Lee Partners, L.P. and its related investment funds that hold shares of the Company’s Stock.

(f)	“Profits” means the difference between (i) the gross proceeds realized by the Grantee upon the sale of the shares of Stock issued to the Grantee upon the vesting of Units issued pursuant to this Agreement and (ii) the sum of (A) any applicable taxes and brokerage commissions paid or payable upon the sales of such share of Stock and (B) any applicable taxes paid in cash upon the vesting of Units issued pursuant to this Agreement.

(g)	“Vesting Event” means a Change of Control. For the avoidance of doubt, any reference in this Agreement to the terms “vest,” “vested” or “vesting” or any other similar terms shall mean the vesting of Earned Units upon a Vesting Event pursuant to Section 3(a) hereof.

3. Vesting; Treatment of Units Upon Cessation of Employment.

(a)

Generally. The Company shall be obligated to deliver to the Grantee (or its Beneficiary, as applicable) as soon as practicable upon a Vesting Event, but in all events no later than March 15th of the year following such Vesting Event, one share of Stock with respect to each such vested Earned Unit, subject to the terms of the Plan and this Agreement. Unless earlier terminated, relinquished or expired, the Earned Units will vest in full upon a Vesting Event. Any unvested Units, including any unvested Earned Units, shall expire on the 10th anniversary of the Date of Grant.

(b)	Right to Require Purchase of Earned Units. If a Vesting Event has not occurred as of December 31, 2018, the Grantee shall have the right, subject to this Section 3(b), to require the Company to repurchase, at the fair market value of a share of Stock as of December 31, 2018, up to a number of the Grantee’s Earned Units equal to the result of (i) the product of (A) the Grantee’s Earned Units multiplied by (B) the lesser of (1) $89 per share and (2) the fair market value of a share of Stock as of December 31, 2018, divided by (ii) the fair market value of a share of Stock as of December 31, 2018 (as determined pursuant to Section 6(a)(12) of the Plan). As soon as reasonably practicable after the determination of the fair market value of a share of Stock as of December 31, 2018, the Company shall inform the Grantee of the determination of such value and offer the Grantee the right to require the repurchase described in this Section 3(b). In order to be eligible to elect this repurchase right and receive any consideration in respect of such repurchase, Grantee’s Employment must not have terminated prior to the date of such election. Payment of the consideration in respect of any repurchase pursuant to this Section 3(b) shall occur no later than March 15th of the year following the Grantee’s election to require such repurchase. Any such repurchase shall be effected to the extent permitted by the Company’s debt instruments. Any Earned Units not repurchased pursuant to the provision of this paragraph shall remain outstanding in accordance with the terms of this Agreement.

(c)	Dividend Equivalents, Etc. The Administrator may in its sole discretion provide for the payment of amounts (in cash or Stock) in lieu of cash dividends or other cash distributions made on the Company’s Stock prior to the delivery of Stock upon a Vesting Event in accordance with Section 3(a) above with respect to the Stock underlying the Units, provided that any such payments will be paid at the same time as the underlying Stock is delivered to the Grantee pursuant to Section 3(a).

(d)	Treatment of the Units Upon Cessation of Employment. If the Grantee’s Employment ceases, the Units, to the extent not already vested, will be treated as follows:

(i) Subject to clauses (iv) and (v) below, if the Grantee’s Employment terminates by reason of the Grantee’s death or Disability, any unvested Earned Units will remain outstanding and all other unvested Units will immediately terminate and be forfeited as of the date of termination; provided, however, that upon such termination, any Earned Units will vest only if a Vesting Event occurs prior to the fifth (5th) anniversary of the Date of Grant.

(ii) Subject to clauses (iv) and (v) below, if the Grantee’s Employment terminates by reason of a voluntary termination by the Grantee, all unvested Units, including any unvested Earned Units, will immediately terminate and be forfeited upon such termination.

(iii) Subject to clause (v) below, if the Grantee’s Employment terminates by reason of an involuntary termination by the Company and its subsidiaries other than for Cause, all Earned Units will remain outstanding and all other unvested Units will immediately terminate and be forfeited as of the date of termination; provided, however, that upon such termination, any Earned Units will vest only if a Vesting Event occurs prior to the fifth (5th) anniversary of the Date of Grant.

(iv) If the Grantee’s Employment is terminated by the Company and its subsidiaries for Cause, or if the Grantee voluntarily terminates his or her Employment and, at the time of such voluntary termination, there exist circumstances that would have entitled the Company and its subsidiaries to terminate the Grantee’s Employment for Cause, all Units (whether vested or unvested or whether such Units are Earned Units or unearned Units) and all Stock then deliverable in respect of vested Units will immediately terminate and be forfeited upon such termination. Further, upon any such termination described in this Section 3(d)(iv) occurring prior to a Vesting Event, all shares of Stock issued upon a Vesting Event and held by the Grantee will be forfeited in their entirety and if the Grantee has sold shares of Stock issued upon a Vesting Event pursuant to this Agreement within six (6) months prior to the termination date, then the Company will be entitled to recover any and all Profits realized by the Grantee in connection with such sale; provided, however, that in the event the Administrator determines that it is necessary to establish whether grounds exist for termination for Cause, the Award will be suspended during any period of up to thirty (30) days required to conduct such determination, meaning that the vesting, exercisability and/or lapse of restrictions otherwise applicable to the Award (including, without limitation, whether such Units shall be deemed Earned Units hereunder) will be tolled and if grounds for such termination are determined to exist, the forfeiture specified by this Section 3(d)(iv) will apply as of the date of suspension, and if no such grounds are determined to exist, the Award will be reinstated on its original terms.

(v) The Administrator may cancel, rescind, withhold or otherwise limit or restrict any Award or Units underlying any Award at any time if the Grantee breaches any agreement with the

Company or its subsidiaries with respect to non-competition, non-solicitation, or non-hire.

4. Legends, etc. Shares issued upon a Vesting Event or otherwise delivered in satisfaction of the Award will bear such legends as may be required or provided for under the terms of the Stockholders Agreement.

5. Transfer of the Award and the Units. Neither the Award nor the Units may be transferred except as expressly permitted under Section 6(a)(3) of the Plan.

6. Certain Tax Matters. The Grantee expressly acknowledges that because the Award consists of an unfunded and unsecured promise by the Company to deliver Stock in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award. The Grantee expressly acknowledges and agrees that the Grantee’s rights hereunder, including the right to be issued shares upon the vesting of the Units (or any portion thereof), are subject to the Grantee’s promptly paying, or in respect of any later requirement of withholding being liable promptly to pay at such time as such withholdings are due, to the Company in cash (or by such other means as may be acceptable to the Administrator in its discretion) all taxes required to be withheld, if any. No shares will be required to be transferred pursuant to the vesting of the Units (or any portion thereof) unless and until the Grantee or the person then holding the Award has remitted to the Company an amount in cash (or in such other form as may be acceptable to the Administrator in its discretion) sufficient to satisfy any federal, state, or local requirements with respect to tax withholdings then due and has committed (and by holding this Award the Grantee shall be deemed to have committed) to pay in cash all tax withholdings required at any later time in respect of the transfer of such shares, or has made other arrangements satisfactory to the Administrator with respect to such taxes. The Administrator shall, if requested by the Grantee (or the Grantee’s estate, as applicable) in the event of the vesting of any Units following the Grantee’s termination of Employment due to death or Disability, hold back shares that would otherwise be deliverable (but not in excess of the applicable minimum statutory withholding rate).

The Grantee also authorizes the Company and its subsidiaries to withhold such amounts from any amounts otherwise owed to the Grantee, but nothing in this sentence shall be construed as relieving the Grantee of any liability for satisfying his or her obligations under the preceding provisions of this Section.

7. Effect on Employment. Neither the grant of the Award, nor the issuance of Stock upon vesting of the Units, will give the Grantee any right to continued Employment with the Company or any of its Affiliates, affect the right of the Company or any of its Affiliates to discharge or discipline such Grantee at any time, or affect any right of such Grantee to terminate his or her Employment at any time.

8. Restrictions on Activities of Grantee.

(a)	Non-Competition Restrictions. During Grantee’s Employment with inVentiv Health, Inc. or one of its affiliated companies, directly or indirectly controlled by, controlling or under common control with inVentiv Health, Inc. (collectively, “inVentiv”) and for a period of twelve (12) months after the date of termination of the Grantee’s Employment with inVentiv (the “Restricted Period”), the Grantee shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company, corporation or other entity, anywhere within the Territory (as defined below), own, manage, operate or participate in the ownership, management, operation or control of, or be employed by or provide services to, any person, business or entity which competes with the inVentiv Business (as defined below) if the Grantee would have: (i) responsibilities that are entirely or substantially similar to the responsibilities the Grantee had at any time during the last twelve (12) months of the Grantee’s employment with inVentiv; or (ii) access to, or responsibility for, confidential information similar or relevant to that Proprietary Information (defined below) to which the Grantee had access to during the last twelve (12) months of the Grantee’s Employment with inVentiv. Notwithstanding anything to the contrary, nothing in this Agreement prohibits the Grantee from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded, so long as the Grantee has no active participation in the business of such corporation.

For purposes of this Agreement, “inVentiv Business” shall mean the business of designing, developing, marketing, selling and/or providing for (i) pharmaceutical, life sciences, medical device and medical diagnostic companies: (A) the commercialization of pharmaceuticals, biologics and medical devices or diagnostic products which includes the sales, marketing, naming, advertising and assessing of patient outcomes for inVentiv’s clients, (B) clinical research organizations, (C) staffing clinical trial and/or clinical research and development personnel, and (D) consulting services which includes the brand management, business development, clinical development, medical affairs, pricing and market access and sales for inVentiv’s clients, (ii) health care providers, third-party administrators and insurers: medical claims review and negotiations, and (iii) any other business that inVentiv engages in, or which inVentiv has developed definitive plans to engage in, as of the Grantee’s termination date. For purposes of this Agreement, the “Territory” shall mean every State or foreign country where inVentiv maintains employees, owns or leases property or otherwise conducts business during the Restricted Period.

(b)

Non-Solicitation and No-Hire Restrictions. During the Restricted Period, the Grantee shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company, corporation or other entity: (i) solicit, or attempt to solicit any officer, director, consultant or employee of inVentiv to terminate or diminish such individual’s employment or engagement with inVentiv, (ii) hire any officer, director, consultant or employee of inVentiv, or (iii) solicit the sale of, sell, offer, or provide, any products or services that are similar to or competitive with products or services sold by, offered by, manufactured by, designed by or distributed by inVentiv, to any person, company or entity which was a customer or potential customer of inVentiv for such products or services and with whom the Grantee had direct contact or about whom the Grantee learned Proprietary Information at any time during the last twelve (12) months of the Grantee’s Employment with inVentiv.

(c)	Confidentiality and Creative Works. Grantee hereby affirms that:

(i) Grantee has not and will not, at any time during or after Grantee’s Employment with inVentiv, make any unauthorized use or disclosure of any Proprietary Information, or make any use thereof at all, except in the course and scope of Grantee’s Employment with inVentiv and as necessary and authorized for carrying out Grantee’s Employment responsibilities. This Agreement shall not prevent Grantee from revealing evidence of criminal wrongdoing to law enforcement or prohibit Grantee from divulging Proprietary Information by order of court or agency of competent jurisdiction. However, Grantee shall promptly inform the Company of any such situations and shall take such reasonable steps to prevent disclosure Proprietary Information until the Company has been informed of such requested disclosure and the Company has had an opportunity to respond to the court or agency. For purposes of this Agreement, “Proprietary Information” may include, but is not limited to, (1) products, (2) services, (3) designs, (4) methods, (5) techniques, (6) systems, (7) know-how, (8) strategic or technical data, (9) marketing research data, (10) product research and development data, (11) sales techniques, (12) sales data, (13) confidential customer lists, (14) software, (15) business plans, (16) pricing information, (17) employee personnel files, (18) clinical and/or patient data, (19) recruiting information, including, but not limited to, candidate data and client preference and contact data, and (20) any other information gained in the course of the Grantee’s Employment with inVentiv that could reasonably be deleterious to inVentiv if disclosed to third parties; and

(ii) To the extent any rights in Creative Works (defined below) are not already owned by inVentiv, the Grantee irrevocably assigns and transfers to inVentiv all proprietary rights, including, but not limited to, all patent, copyright, trade secret, trademark, and publicity rights, in the Creative Works and agree that inVentiv will be the sole and exclusive owner of all right, title, and interest in the Creative Works. inVentiv will have the right to use all Creative Works, whether original or derivative, in any manner whatsoever and in any medium now known or later developed. The Grantee agrees not, at any time, to assert any claim, ownership, or other interest in any of the Creative Works.

Both during and after the Grantee’s Employment, the Grantee agrees to execute any documents necessary to effectuate the assignment to inVentiv of the Creative Works, and will execute all papers and perform any other lawful acts reasonably requested by inVentiv for the preparation, prosecution, procurement, and maintenance of any trademark, copyright, and/or patent rights in and for the Creative Works. The Grantee further agrees that the Grantee will not be entitled to any compensation in addition to the salary paid to the Grantee during the development of the Creative Works. In the event inVentiv is unable, for any reason, to secure the Grantee’s signature to any document inVentiv requests that the Grantee execute under this Section 8(c)(ii), the Grantee hereby irrevocably designates and appoints inVentiv and its authorized officers and agents as the Grantee’s agents and attorneys-in-fact to act for and on behalf of the Grantee to execute such document with the same legal force and effect as if executed by the Grantee. If the Grantee is based in the States of California or Minnesota, the Grantee confirms that inVentiv has informed the Grantee (pursuant to 2872 of the California Labor Code and Section 181.78 of the Minnesota Statutes) that the assignment provisions of this Section 8(c)(ii) do not apply to any Creative Works that qualify as Excluded Works (defined below) under the provisions of Section 2870 of the California Labor Code or Section 181.78 of the Minnesota Statutes. If the Grantee works in other states, the exclusion set forth in this Section 8(c)(ii) also applies to Creative Works that fall within the definition of Excluded Works and are made or conceived, first reduced to practice or learned by the Grantee, either alone or jointly with others, while the Grantee is based by inVentiv in Illinois, Delaware and North Carolina or any other state that has a statutory provision restricting the scope of assignable inventions to an extent similar to the limitations applicable to California and Minnesota employees.

For purposes of this Agreement, “Creative Works” include, but are not limited to, all original works of authorship, inventions, discoveries, designs, computer hardware and software, algorithms, programming code, databases, database structures, or other information, business ideas, and related improvements and devices, which are conceived, developed, or made by Grantee, either alone or with others, in whole or in part, on or off inVentiv’s premises, (i) during the Grantee’s Employment with inVentiv, (ii) with the use of the time, materials, or facilities of inVentiv, (iii) relating to any product, service, or activity of inVentiv of which Grantee has knowledge, or (iv) suggested by or resulting from any work performed by the Grantee for inVentiv. Creative Works do not include inventions or other works developed by the Grantee: (i) before the Grantee commenced Employment with inVentiv; or (ii) entirely on the Grantee’s own time without using inVentiv’s equipment, supplies, facilities, or Proprietary Information (collectively, “Excluded Works”) except for those inventions or works that either: (a) relate at the time of conception or reduction to practice of the invention to the inVentiv Business or actual or demonstrably anticipated research or development of inVentiv; or (b) result from any work performed, directly or indirectly, by the Grantee for inVentiv.

(d)	Forfeiture and Merger. This Award, all Units issued pursuant to this Award and all shares of Stock issued upon vesting of the Units shall be forfeited in their entirety (including as to any portion of an Award or Units that are vested or as to which any repurchase or resale rights or forfeiture restrictions in favor of the Company or its designee with respect to such Units have previously lapsed) if the Grantee breaches the provisions of Grantee’s restrictive covenant obligations set forth in Section 8 of this Agreement (the “Restrictive Covenant Obligations”); provided, that if the Grantee has sold shares of Stock issued upon exercise or settlement of this Award or any Units subject to this Award within six (6) months prior to the date on which the Grantee would otherwise have been required to forfeit such Units or shares of Stock under this subsection (d) as a result of the Grantee’s breach of Grantee’s Restrictive Covenant Obligations, then the Company will additionally be entitled to recover any and all Profits realized by the Grantee in connection with such sale. This Agreement is the entire agreement and supersedes all prior agreements with respect to the Restrictive Covenant Obligations.

9. Governing Law. This Agreement and all claims or disputes arising out of or based upon this Agreement or relating to the subject matter hereof will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction. In the event of any alleged breach or threatened breach of this Agreement, the parties hereby consent and submit to the jurisdiction of the federal and state courts in and of the State of Delaware and to service of legal process in the State of Delaware. Further, the Grantee unconditionally waives the Grantee’s right to a jury trial of any and all claims or causes of action arising out of this Agreement.

10. Share Restrictions, Etc. Not later than upon the execution of this Agreement and as a condition to the effectiveness of this Award, the Grantee shall execute and deliver a counterpart signature page to, and become a party to, the Stockholders Agreement as a “Manager” thereunder. The Grantee’s rights hereunder (including with respect to Stock received upon the vesting of any portion of the Units) are subject to the additional restrictions and other provisions contained in the Stockholders Agreement.

By acceptance of the Award, the Grantee agrees hereby to become a party to, and be bound by the terms of, the Stockholders Agreement and to be subject to the terms of the Plan. For the avoidance of doubt, the provisions of this Agreement and the Plan shall apply to the Award, including without limitation the vesting (if any) of the Units, notwithstanding any provision relating to the vesting or other treatment of equity-based awards of the Company or its Affiliates contained in any other agreement between the Grantee and the Company or any Affiliate. The Grantee further acknowledges and agrees that (i) the signature to this Agreement on behalf of the Company is an electronic signature that will be treated as an original signature for all purposes hereunder and (ii) such electronic signature will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Grantee.

This Agreement shall be null and void if not signed by the Grantee and returned to the Company by June 30, 2014.

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Company:	INVENTIV GROUP HOLDINGS, INC.

By:
Name:
Title:

Executed as of the day of , 2014.

Grantee:
Name:
Address:

Executed as of the day of , 2014.

Schedule A

EBITDA Earned Unit Schedule